AKRON RUBBER DEVELOPMENT LABORATORY, INC.

Progress Through Innovation, Technology and Customer Satisfaction

To: **George Kaufman** & **Elio Sorella**

Managing Director, Investment Banking
Chardan Capital arkets, LLC
17 State Street, Suite 1600
New York, NY 10004

CEO & Chairman of the Board of Directors
Ecolomondo Corporation Inc.
3435 Pitfield Blvd.
St-Laurent (Qc), Canada, H4S 1H7

Ecolomondo Corporation Inc. wants to submit and file a Registration Statement and Prospectus with the United States Securities and Exchange Commission ("SEC"), and then distribute them to prospective investors.

We have issued reports for Ecolomondo on Carbon Black Characterization and Evaluation, in particular reports 124360 (September 18, 2015), 124941 (October 5, 2015) and 125244 (October 28, 2015).

We consent to the use of our name as it appears under the caption "Experts", to the naming of our firm as an expert under the same caption "Experts", to the use of the aforementioned reports and to the discussion of our statements in the Registration Statement and Prospectus.

We also consent that you refer to our reports with the following statement:

> *"Analyses of Ecolomondo's carbon black substitute, performed by Akron Rubber Development Laboratory, Inc. ("ARDL") demonstrate a product that has excellent properties and characteristics that meet market standards for a carbon black substitute."*

Regards,

ARDL, Akron Rubber Development Laboratory, Inc.

By: Jerry J. Leyden, President

April 1, 2016
Date